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Exhibit 4.4

IMS HEALTH INCORPORATED

4.60% Senior Notes due 2008

NOTE PURCHASE AGREEMENT

Dated as of January 15, 2003

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	8.4. Allocation of Partial Prepayments	16
	8.5. Maturity; Surrender; etc.	16
	8.6. Purchase of Notes	16
	8.7. Make-Whole Amount	17
9.	AFFIRMATIVE COVENANTS	18
	9.1. Compliance with Law	18
	9.2. Insurance	18
	9.3. Maintenance of Properties	19
	9.4. Payment of Taxes	19
	9.5. Corporate Existence, etc.	19
10.	NEGATIVE COVENANTS	19
	10.1. Certain Financial Conditions	19
	10.2. Subsidiary Indebtedness and Other Restrictions	20
	10.3. Liens	20
	10.4. Sale of Assets	21
	10.5. Merger, Consolidation, etc.	22
	10.6. Lines of Business	22
	10.7. Transactions with Affiliates	22
11.	EVENTS OF DEFAULT	23
12.	REMEDIES ON DEFAULT, ETC.	25
	12.1. Acceleration	25
	12.2. Other Remedies	25
	12.3. Rescission	25
	12.4. No Waivers or Election of Remedies, Expenses, etc.	26
13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES	26
	13.1. Registration of Notes	26
	13.2. Transfer and Exchange of Notes	26
	13.3. Replacement of Notes	27
14.	PAYMENTS ON NOTES	27
	14.1. Place of Payment	27
	14.2. Home Office Payment	27
15.	EXPENSES, ETC	28
	15.1. Transaction Expenses	28
	15.2. Survival	29
16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT	29
17.	AMENDMENT AND WAIVER	29
	17.1. Requirements	29
	17.2. Solicitation of Holders of Notes	29
	17.3. Binding Effect, etc.	30
	17.4. Notes held by Company, etc.	30
18.	NOTICES	30
19.	REPRODUCTION OF DOCUMENTS	31
20.	CONFIDENTIAL INFORMATION	31

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21.	SUBSTITUTION OF PURCHASER	32
22.	MISCELLANEOUS	32
	22.1. Successors and Assigns	32
	22.2. Construction	32
	22.3. Jurisdiction and Process	33
	22.4. Payments Due on Non-Business Days	33
	22.5. Severability	34
	22.6. Accounting Terms	34
	22.7. Counterparts	34
	22.8. Governing Law	34
Schedule A	—	Names and Addresses of Purchasers
Schedule B	—	Defined Terms
Exhibit 1	—	Form of 4.60% Senior Notes due 2008
Exhibit 4.4(a)	—	Form of Opinion of Special Counsel for the Company
Exhibit 4.4(b)	—	Form of Opinion of General Counsel of the Company
Exhibit 4.4(c)	—	Form of Opinion of Special Counsel for the Purchasers
Schedule 5.3	—	Disclosure Documents
Schedule 5.4	—	Subsidiaries of the Company and Ownership of Subsidiary Stock
Schedule 5.5	—	Financial Statements
Schedule 5.8	—	Litigation
Schedule 5.11	—	Licenses, Permits, Etc.
Schedule 5.15	—	Existing Indebtedness

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IMS HEALTH INCORPORATED
1499 Post Road
Fairfield, CT
Telephone: 203-319-4700

4.60% Senior Notes due 2008

                                                                                                                                   As of January 15, 2003

TO THE PURCHASER WHOSE NAME
    APPEARS ON THE SIGNATURE PAGE
    OF THIS AGREEMENT:

Ladies and Gentlemen:

        IMS HEALTH INCORPORATED, a Delaware corporation (the "Company"), agrees with you as follows:

1.    AUTHORIZATION OF NOTES.

        The Company will authorize the issue and sale of $150,000,000 aggregate principal amount of its 4.60% Senior Notes due 2008 (the "Notes"), each such note to be in the form set out in Exhibit 1. As used herein, the term "Notes" means all notes originally delivered pursuant to this Agreement and the Other Agreements referred to below and all notes delivered in substitution or exchange for any such note pursuant to this Agreement and the Other Agreements and, where applicable, shall include the singular number as well as the plural. Certain capitalized and other terms used in this Agreement are defined in Schedule B; references to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

2.    SALE AND PURCHASE OF NOTES.

        Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and you will purchase from the Company, at the Closing provided for in Section 3, Notes in the aggregate principal amount specified opposite your name in Schedule A at the purchase price of 100% of the principal amount thereof. Contemporaneously with entering into this Agreement, the Company is entering into separate Note Purchase Agreements (the "Other Agreements") identical to this Agreement (except for the principal amounts of Notes to be purchased) with each of the other purchasers named in Schedule A (the "Other Purchasers"), providing for the sale at such Closing to each of the Other Purchasers of Notes in the principal amount specified opposite its name in Schedule A. Your obligation hereunder and the obligations of the Other Purchasers under the Other Agreements are several and not joint obligations and you shall have no obligation under any Other Agreement and no liability to any Person for the performance or non-performance by any Other Purchaser thereunder.

3.    CLOSING.

        The sale and purchase of the Notes to be purchased by you and the Other Purchasers shall occur at the offices of Willkie Farr & Gallagher, 787 Seventh Avenue, New York, NY 10019 at 10:00 a.m., New York time, at a closing (the "Closing") on January 15, 2003 or on such other Business Day thereafter on or prior to January 22, 2003, as may be agreed upon by the Company and you. At the Closing the Company will deliver to you the Notes to be purchased by you in the form of a single Note (or such greater number of Notes in denominations of at least $500,000 as you may request prior to the Closing) dated the date of the Closing and registered in your name (or in the name of your nominee), against delivery by you to the Company of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 323094651 at JPMorgan Chase Bank, New York, New York, ABA 021000021, Account Name: IMS Health Incorporated.

        If at the Closing the Company shall fail to tender such Notes to you as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

4.    CONDITIONS TO CLOSING.

        Your obligation to purchase and pay for the Notes to be sold to you at the Closing is subject to the fulfillment to your satisfaction, prior to or at the Closing, of the following conditions:

4.1.    Representations and Warranties.

        The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.

4.2.    Performance; No Default.

        The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14) no Default or Event of Default shall have occurred and be continuing.

4.3.    Compliance Certificates.

          (a)  Officer's Certificate. The Company shall have delivered to you an Officer's Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

          (b)  Secretary's Certificate. The Company shall have delivered to you a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of this Agreement, the Other Agreements and the Notes.

4.4.    Opinions of Counsel.

        You shall have received opinions in form and substance satisfactory to you, dated the date of the Closing (a) from Sullivan & Cromwell, special counsel for the Company, and from Robert H. Steinfeld, General Counsel of the Company, substantially in the respective forms set forth in Exhibits 4.4(a)(i) and 4.4(a)(ii) and covering such other matters incident to the transactions contemplated hereby as you or your counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinions to you), and (b) from Willkie Farr & Gallagher, your special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as you may reasonably request.

4.5.    Purchase Permitted By Applicable Law, etc.

        On the date of the Closing your purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which you are subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including without limitation Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by you, you shall have received an Officer's Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

4.6.    Sale of Notes to Other Purchasers.

        The Company shall sell to the Other Purchasers and the Other Purchasers shall purchase the Notes to be purchased by them at the Closing as specified in Schedule A.

4.7.    Payment of Special Counsel Fees.

        Without limiting the provisions of Section 15.1, the Company shall have paid on or before the date of the Closing the fees, charges and disbursements of your special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

4.8.    Private Placement Number.

        A Private Placement Number issued by Standard & Poor's CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Notes.

4.9.    Changes in Corporate Structure.

        The Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity (whether or not the transaction would be permitted by Section 10.5) at any time following the date of the most recent financial statements referred to in Schedule 5.5.

4.10.    Proceedings and Documents.

        All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

5.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

        The Company represents and warrants to you that:

5.1.    Organization; Power and Authority.

        The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement, the Other Agreements and the Notes and to perform its obligations hereunder and thereunder.

5.2.    Authorization, etc.

        This Agreement and the Other Agreements and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3.    Disclosure.

        The Company, through its agent, RBS Securities Corporation, has delivered to you a copy of a Confidential Private Placement Memorandum dated December 4, 2002 (the "Memorandum"), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries. The Memorandum, the documents, certificates or other writings delivered to you by or on behalf of the Company in connection with the transactions contemplated hereby and identified in Schedule 5.3 (together with the Memorandum, the "Disclosure Documents"), as of their respective dates, and the financial statements listed in Schedule 5.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents or in the financial statements listed in Schedule 5.5, since December 31, 2001 there has been no change in the financial condition, operations, business or properties of the Company or any Subsidiary except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

5.4.    Organization and Ownership of Shares of Material Subsidiaries.

          (a)  Schedule 5.4 contains a complete and correct list of the Company's Subsidiaries, showing, as to each such Subsidiary, the correct name thereof, the jurisdiction of its organization and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary.

          (b)  All of the outstanding shares of capital stock or similar equity interests of each Material Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

          (c)  Each Material Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

5.5.    Financial Statements.

        The Company has delivered to you copies of the financial statements of the Company and its Subsidiaries listed in Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved, except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

5.6.    Compliance with Laws, Other Instruments, etc.

        The execution, delivery and performance by the Company of this Agreement and the Notes will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other Material agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary, except as to any of the foregoing for matters affecting Subsidiaries or any of their respective properties that, individually or in the aggregate, would not have a Material Adverse Effect.

5.7.    Governmental Authorizations, etc.

        No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes, except for information filings with the Securities and Exchange Commission under the Exchange Act.

5.8.    Litigation; Observance of Statutes and Orders.

          (a)  Except as disclosed in Schedule 5.8, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, if adversely determined, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

          (b)  Neither the Company nor any Subsidiary is in default under any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.9.    Taxes.

        The Company and its Subsidiaries have filed all income tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for taxes and assessments (or filings in respect of taxes and assessments) (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Federal income tax liabilities of the Company and its Subsidiaries have not been closed (whether as the result of determination by the Internal Revenue Service and payment, the passage of time, or otherwise) for any fiscal year.

5.10.    Title to Property; Leases.

        The Company and its Subsidiaries have good and sufficient title to their respective Material properties, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement, except for those defects in title and Liens that, individually or in the aggregate, would not have a Material Adverse Effect. All Material leases under which the Company or any Subsidiary is a lessee are valid and subsisting and are in full force and effect in all material respects.

5.11.    Licenses, Permits, etc.

        Except as disclosed in Schedule 5.11, the Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that are Material, without known conflict with the rights of others, except for those failures to own or possess or those conflicts that, individually or in the aggregate, would not have a Material Adverse Effect.

5.12.    Compliance with ERISA.

          (a)  The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

          (b)  The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan's most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan's most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term "benefit liabilities" has the meaning specified in section 4001 of ERISA and the terms "current value" and "present value" have the meaning specified in section 3 of ERISA.

          (c)  The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

          (d)  The expected postretirement benefit obligation (determined as of the last day of the Company's most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

          (e)  The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of your representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by you.

5.13.    Private Offering by the Company.

        Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than you and the Other Purchasers. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act.

5.14.    Use of Proceeds; Margin Regulations.

        The Company will apply the proceeds of the sale of the Notes to repay existing Indebtedness and for general corporate purposes. No part of the proceeds from the sale of the Notes hereunder will be used, and no part of the proceeds of such Indebtedness was used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), except for shares of the Company acquired with a portion of the proceeds of such Indebtedness and held in the treasury pursuant to systemic stock repurchase programs from time to time conducted by the Company, or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 20% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 25% of the value of such assets. As used in this Section, the terms "margin stock" and "purpose of buying or carrying" shall have the meanings assigned to them in said Regulation U.

5.15.    Existing Indebtedness, etc.

        Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of September 30, 2002, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default in, and no waiver of default is currently in effect in respect of, the payment of any principal or interest on any Indebtedness and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary the outstanding principal amount of which exceeds $5,000,000 that would permit (or that with the giving of notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

        Neither the Company nor any Wholly-Owned Material Subsidiary is a party to any agreement prohibiting or restricting the payment of dividends by any such Subsidiary.

5.16.    Foreign Assets Control Regulations, etc.

        Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, neither the Company nor any Subsidiary (i) is or will become a blocked person described in Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49049 (2001)) or (ii) knowingly engages or will engage in any dealings or transactions, or be otherwise associated, with any such person.

5.17.    Status under Certain Statutes.

        The Company is not an "investment Company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. Neither the Company nor any Subsidiary is a "holding company" or "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", or a "public utility", within the meaning of the Public Utility Holding Company Act of 1935, as amended. Neither the Company nor any Subsidiary is subject to regulation under the ICC Termination Act of 1995 or the Federal Power Act, as amended.

5.18.    Environmental Matters.

        Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any Subsidiary or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except such as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except as otherwise disclosed to you in writing, and except as to matters that individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect,

          (a)  neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use,

          (b)  neither the Company nor any of its Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws, and

          (c)  all buildings on all real properties now owned, leased or operated by the Company or any of its Subsidiaries are in compliance with applicable Environmental Laws.

6.    REPRESENTATIONS OF THE PURCHASER.

6.1.    Purchase for Investment

        You represent that you are purchasing the Notes for your own account or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds for which you are the financial advisor or investment manager and not with a view to the distribution thereof (as such term is used under Section 2(11) of the Securities Act), provided that the disposition of your or their property shall at all times be within your or their control. You understand that the Notes have not been and will not be registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

6.2.    Source of Funds.

        You represent that at least one of the following statements is an accurate representation as to each source of funds (a "Source") to be used by you to pay the purchase price of the Notes to be purchased by you hereunder:

          (a)  the Source is an "insurance company general account," as such term is defined in the Department of Labor Prohibited Transaction Class Exemption ("PTE") 95-60 (issued July 12, 1995), and there is no plan with respect to which the aggregate amount of such general account's reserves and liabilities for the contracts held by or on behalf of such plan and all other plans maintained by the same employer (and affiliates thereof as defined in section V(a)(1) of PTE 95-60) or by the same employee organization (in each case determined in accordance with PTE 95-60) exceeds or will exceed 10% of the total of all reserves and liabilities of such general account (determined in accordance with PTE 95-60, exclusive of separate account liabilities, plus any applicable surplus) as of the date of the Closing; or

          (b)  the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as you have disclosed to the Company in writing pursuant to this paragraph (b), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

          (c)  the Source constitutes assets of an "investment fund" (within the meaning of Part V of the QPAM Exemption) managed by a "qualified professional asset manager" or "QPAM" (within the meaning of Part V of the QPAM Exemption), no employee benefit plan's assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of "control" in section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such

  QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this paragraph (c); or

          (d)  the Source is a governmental plan; or

          (e)  the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (e); or

          (f)    the Source does not include assets of any employee benefit plan, other than a plan exempt or excluded from the coverage of ERISA.

        As used in this Section 6.2, the terms "employee benefit plan," "governmental plan" and "separate account" shall have the respective meanings assigned to such terms in section 3 of ERISA.

7.    INFORMATION AS TO COMPANY.

7.1.    Financial and Business Information.

        The Company shall deliver to each holder of Notes that is an Institutional Investor, either physically or through electronic media (provided that the Company will give prior notice to each such holder of such availability through electronic media and shall, notwithstanding such availability, make timely delivery to any such holder upon such holder's request either generally or from time to time):

          (a)  Quarterly Statements—within 45 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of

            (i)    a consolidated statement of financial position of the Company and its Subsidiaries as at the end of such quarter, and

            (ii)  consolidated statements of income and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the consolidated financial position of the Company and its Subsidiaries and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company's Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(a);

          (b)  Annual Statements—within 90 days after the end of each fiscal year of the Company, duplicate copies of

            (i)    a consolidated statement of financial position of the Company and its Subsidiaries as at the end of such year, and

            (ii)  consolidated statements of income, shareholders' equity and cash flows of the Company and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Company's Annual Report on Form 10-K for such fiscal year (together with the Company's annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(b);

          (c)  SEC and Other Reports—promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement or similar statement sent by the Company or any Material Subsidiary to public securities holders or its lending banks generally and (ii) each regular or periodic report containing financial information, each registration statement that shall have become effective (without exhibits except as expressly requested by such holder) and each final prospectus, in each case as filed by the Company or any Material Subsidiary with the Securities and Exchange Commission or any securities exchange;

          (d)  Notice of Default or Event of Default—promptly, and in any event within five days after a Responsible Officer becomes aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto; and

          (e)  ERISA Matters—promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

            (i)    with respect to any Plan, any reportable event, as defined in section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

            (ii)  the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

            (iii)  any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect; and

          (f)    Requested Information—with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any Subsidiary or relating to the ability of the Company to perform its obligations hereunder and under the Notes, as from time to time may be reasonably requested by any such holder of Notes.

7.2.    Officer's Certificate.

        Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth:

          (a)  Covenant Compliance—the information required in order to establish whether the Company was in compliance with the requirements of Sections 10.1 to 10.5, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation in reasonable detail of the amount, ratio or percentage then in existence); and

          (b)  Event of Default—a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company or any Subsidiary shall have taken or proposes to take with respect thereto.

7.3.    Inspection.

        The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

          (a)  No Default—if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company's officers, and, with the consent of the Company (which consent will not be unreasonably withheld), to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

          (b)  Default—if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

8.    PREPAYMENT OF THE NOTES.

        In addition to the payment of the entire unpaid principal amount of the Notes at the final maturity thereof, the Company may make optional prepayments in respect of the Notes as hereinafter provided.

8.1.    Optional Prepayments with Make-Whole Amount.

        The Company may, at its option, upon notice as provided in Section 8.2 and allocated as provided in Section 8.3, prepay at any time all, or from time to time any part of, the Notes (in a minimum principal amount of $10,000,000 and otherwise in multiples of $1,000,000), at the principal amount so prepaid, together with interest accrued thereon to the date of such prepayment, plus an amount equal to the Make-Whole Amount (if any) determined for the prepayment date with respect to such principal amount.

8.2.    Prepayment in Connection with a Change of Control.

        Promptly and in any event within five Business Days after the occurrence of a Change of Control, the Company will give written notice thereof (a "Change of Control Notice") to the holders of all outstanding Notes, which Change of Control Notice shall (a) refer specifically to this Section 8.2, (b) describe the Change of Control in reasonable detail and specify the Change of Control Prepayment Date and the Response Date (as respectively defined below) in respect thereof and (c) offer to prepay all outstanding Notes at the price specified below on the date therein specified (the "Change of Control Prepayment Date"), which shall be a Business Day not more than 90 days after the date of such Change of Control Notice. Each holder of a Note will notify the Company of such holder's acceptance or rejection of such offer by giving written notice of such acceptance or rejection to the Company on or before the date for such notice specified in such Change of Control Notice (the "Response Date"), which specified date shall be a Business Day not less than 30 days nor more than 60 days after the date of such Change of Control Notice. The Company shall prepay on the Change of Control Prepayment Date all of the outstanding Notes held by the holders as to which such offer has been so accepted (it being understood that failure of any holder to accept such offer on or before the Response Date shall be deemed to constitute rejection by such holder), at the principal amount of each such Note, together with interest accrued thereon to the Change of Control Prepayment Date, without premium. If any holder shall reject or be deemed to have rejected such offer on or before the Response Date, such holder shall be deemed to have waived its rights under this Section 8.2 to require prepayment of all Notes held by such holder in respect of such Change of Control but not in respect of any subsequent Change of Control.

        For purposes of this Section 8.2, any holder of more than one Note may act separately with respect to each Note so held (with the effect that a holder of more than one Note may accept such offer with respect to one or more Notes so held and reject such offer with respect to one or more other Notes so held).

        A "Change of Control" shall be deemed to have occurred if at any time after the date of this Agreement one or more of the following events shall occur: (a) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or "group" (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof); (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or "group" (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 35% or more of the outstanding shares of the voting stock of the Company; (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the current board of directors nor (ii) appointed by directors so nominated; or (d) a transaction permitted by Section 10.5 in respect of which the Company is not the successor, surviving or acquiring corporation, as the case may be.

8.3.    Notice of Optional Prepayment; Make-Whole Computation.

        The Company will call Notes for prepayment pursuant to Section 8.1 by giving written notice thereof to each holder of a Note, which notice shall be given not less than 30 nor more than 60 days prior to the date fixed for such prepayment (which shall be a Business Day) and shall specify the amount so to be prepaid and the date fixed for such prepayment. Each such notice of prepayment shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount (if any) due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Notice of prepayment having been so given, the aggregate principal amount of the Notes as specified in such notice, together with interest accrued thereon to the date of such prepayment, plus an amount equal to the Make-Whole Amount (if any) for each such Note, shall become due and payable on the specified prepayment date.

        Two Business Days prior to the date fixed for any prepayment, the Company will furnish to each holder of Notes a certificate signed by a Senior Financial Officer setting forth in reasonable detail the manner of calculation of the Make-Whole Amount as of the specified prepayment date.

8.4.    Allocation of Partial Prepayments.

        In the case of each partial prepayment of the Notes pursuant to Section 8.1, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

8.5.    Maturity; Surrender; etc.

        In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.6.    Purchase of Notes.

        The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 20 Business Days. If the holders of more than 25% of the unpaid principal amount of the Notes at the time outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least ten Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

8.7.    Make-Whole Amount.

        The term "Make-Whole Amount" means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

          "Called Principal" means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.1 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

          "Discounted Value" means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on such Note is payable) equal to the Reinvestment Yield with respect to such Called Principal.

          "Reinvestment Yield" means, with respect to the Called Principal of any Note, 0.50% (50 basis points) over the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on (x) the Bloomberg Financial Markets News screen PX1 or the equivalent screen provided by Bloomberg Financial Markets News, or (y) if such on-line market data is not at the time provided by Bloomberg Financial Markets News, on the display designated as "Page 500" on the Telerate service (or such other display as may replace Page 500 on the Telerate service), in either case for actively traded U.S. Treasury securities having a maturity equal to the remaining life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the remaining life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with a maturity closest to and greater than the remaining life and (2) the actively traded U.S. Treasury security with a maturity closest to and less than the remaining life.

          "Remaining Scheduled Payments" means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.1 or 12.1.

          "Settlement Date" means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.1 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

9.    AFFIRMATIVE COVENANTS.

        The Company covenants that so long as any of the Notes are outstanding:

9.1.    Compliance with Law.

        The Company will and will cause each of its Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including without limitation Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

9.2.    Insurance.

        The Company will and will cause each of its Material Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

9.3.    Maintenance of Properties.

        The Company will and will cause each of its Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

9.4.    Payment of Taxes.

        The Company will and will cause each of its Subsidiaries to file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by any of them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, provided that neither the Company nor any Subsidiary need (a) pay any such tax or assessment if the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (b) file any such tax return or pay any such tax or assessment if the non-filing of such tax returns and the nonpayment of all such taxes and assessments in the aggregate would not reasonably be expected to have a Material Adverse Effect.

9.5.    Corporate Existence, etc.

        Subject to Section 10.4, the Company will at all times preserve and keep in full force and effect its corporate existence and the corporate existence of each of its Subsidiaries (unless merged into the Company or a Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence of any Subsidiary or any such right or franchise would not reasonably be expected, individually or in the aggregate, to have a Materially Adverse Effect.

10.    NEGATIVE COVENANTS.

        The Company covenants that so long as any of the Notes are outstanding:

10.1.    Certain Financial Conditions.

        The Company will not permit:

          (a)  Consolidated Total Debt to EBITDA—Consolidated Total Debt at any time to exceed 3.25 times EBITDA for the four consecutive Fiscal Quarters then most recently ended; or

          (b)  Fixed Charges Coverage—the ratio of EBITDA to Fixed Charges for any four consecutive Fiscal Quarters to be less than 1.5 to 1.00.

10.2.    Subsidiary Indebtedness and Other Restrictions.

          (a)  The Company will not at any time permit the aggregate amount of Indebtedness of all Subsidiaries (other than Indebtedness owing to the Company or a Wholly-Owned Subsidiary) to exceed (i) 20% of Consolidated Total Assets at any time when Cognizant Technology Solutions Corporation is a Subsidiary and (ii) 10% of Consolidated Total Assets at any time thereafter.

          (b)  The Company will not permit any Wholly-Owned Material Subsidiary to become a party to any agreement (other than any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Company, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary) prohibiting or restricting the payment of dividends.

10.3.    Liens.

        The Company will not, and will not permit any Subsidiary to, create, assume, incur or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except for the following:

          (a)  Liens existing on the date hereof which are disclosed on Schedule 5.15, and renewals, extensions and continuations thereof, provided that no such renewal, extension or continuation shall (i) increase the Indebtedness secured thereby or (ii) extend the coverage thereof beyond the original coverage of such Lien;

          (b)  Liens for taxes, assessments or other governmental charges not yet delinquent or being contested in good faith and by appropriate proceedings; Liens in connection with workers' compensation, unemployment insurance or other social security obligations; Liens securing the performance of bids, tenders, contracts, surety and appeal bonds; Liens to secure progress or partial payments and other Liens of like nature arising in the ordinary course of business; mechanics', workmen's, materialmen's or other like Liens arising in the ordinary course of business in respect of obligations which are not yet due or which are being contested in good faith; and other Liens arising in the ordinary course of business and incidental to the conduct of the business of the Company or such Subsidiary or to the ownership of its properties or assets, which were not incurred in connection with the borrowing of money and which do not materially detract from the value of the properties or assets of the Company or materially affect the use thereof in the operation of its business;

          (c)  Liens in respect of judgments and awards to the extent that such judgments or awards are being contested in good faith and adequate insurance or appropriate reserves are maintained with respect thereto on the books of the Company to the extent required by GAAP and so long as execution is not levied thereunder;

          (d)  Liens on any property acquired after the date hereof which Liens existed when such property was acquired, and extensions and renewals of such Liens; provided that no such extension or renewal shall increase the aggregate amount of Indebtedness secured thereby or add to the property subject to any such Lien;

          (e)  any Lien on any asset securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring or improving such asset; provided that such Lien attaches to such asset concurrently with or within 120 days after the acquisition or completion of the improvement thereof;

          (f)    other Liens incurred by the Company in the ordinary course of its business, provided that the aggregate amount of Indebtedness secured by all Liens permitted by this clause (f) shall not exceed $20,000,000;

          (g)  zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operations, business or prospects of the Company or its Subsidiaries; and

          (h)  Liens on the property or assets of any Subsidiary in favor of the Company or a Wholly-Owned Subsidiary.

10.4.    Sale of Assets.

        The Company will not and will not permit any Subsidiary to convey, sell, assign, lease, transfer or dispose of (collectively a "Sale") all or any portion of its assets (including accounts receivable and capital stock or other equity interests of Subsidiaries) to any Person in a single transaction or in a series of transactions, except for

          (a)  any Sale in the ordinary course of business; and

          (b)  so long as no Default or Event of Default has occurred and is continuing or would result therefrom, other Sales of assets in any Fiscal Year with an aggregate book value not exceeding 15% of Consolidated Total Assets as of the end of the previous Fiscal Year, provided that the following Sales shall not be taken into account for purposes of this clause (b):

            (i)    any Sale by any Subsidiary to the Company or a Wholly-Owned Subsidiary;

            (ii)  any Sale of the Company's interest in Cognizant Technology Solutions Corporation or The TriZetto Group Inc.;and

            (iii)  any Sale otherwise permitted by Section 10.5.

        For purposes of this Section 10.4: Consolidated Total Assets as of the end of any Fiscal Year shall exclude any interest of the Company in either Cognizant Technology Solutions Corporation or The TriZetto Group Inc.; and any shares of capital stock or other equity interests of a Subsidiary that are the subject of a Sale (including without limitation pursuant to an issuance of shares by such Subsidiary) shall be valued at the aggregate net book value of the assets of such Subsidiary multiplied by a fraction of which the numerator is the aggregate number of shares of capital stock or other equity interests of such Subsidiary issued or disposed of in such Sale and the denominator is the aggregate number of shares of capital stock or other equity interests of such Subsidiary outstanding immediately prior to such Sale.

10.5.    Merger, Consolidation, etc.

        The Company will not consolidate or merge with any other corporation or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person unless:

          (a)  the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease substantially all of the assets of the Company as an entirety, as the case may be, shall be a solvent corporation organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and, if the Company is not such corporation, such corporation shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement, the Other Agreements and the Notes;

          (b)  immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

          (c)  the Company shall have complied with the requirements of Section 8.2, if applicable, in respect of such transaction.

No such conveyance, transfer or lease of substantially all of the assets of the Company shall have the effect of releasing the Company or any successor corporation that shall theretofore have become such in the manner prescribed in this Section 10.5 from its liability under this Agreement or the Notes.

10.6.    Lines of Business.

        The Company will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries taken as a whole would then be engaged would be materially changed from the general nature of the business in which the Company and its Subsidiaries taken as a whole are engaged as described in the Memorandum.

10.7.    Transactions with Affiliates.

        The Company will not and will not permit any Subsidiary to enter into directly or indirectly any Material transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or a Wholly-Owned Subsidiary), except pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon terms that are no less favorable to the Company or such Subsidiary than would be obtainable in an arm's-length transaction with a Person not an Affiliate.

11.    EVENTS OF DEFAULT.

        An "Event of Default" shall exist if any of the following conditions or events shall occur and be continuing:

          (a)  the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

          (b)  the Company defaults in the payment of any interest on any Note for more than five Business Days after such payment becomes due and payable; or

          (c)  the Company defaults in the performance of or compliance with any term contained in Section 7.1(d) or Sections 10.1 to 10.5, inclusive; or

          (d)  the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a "notice of default" and to refer specifically to this paragraph (d) of Section 11); or

          (e)  any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

          (f)    (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $10,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $10,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared due and payable before its stated maturity or before its regularly scheduled dates of payment; or

          (g)  the Company or any Material Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

          (h)  a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any Material Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any Material Subsidiary, or any such petition shall be filed against the Company or any Material Subsidiary and such petition shall not be dismissed within 60 days; or

          (i)    a final judgment or judgments for the payment of money aggregating in excess of $10,000,000 are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

          (j)    if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate "amount of unfunded benefit liabilities" (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $5,000,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, would reasonably be expected to have a Materially Adverse Effect.

As used in Section 11(j), the terms "employee benefit plan" and "employee welfare benefit plan" shall have the respective meanings assigned to such terms in Section 3 of ERISA.

12.    REMEDIES ON DEFAULT, ETC.

12.1.    Acceleration.

        (a)  If an Event of Default with respect to the Company described in paragraph (g) or (h) of Section 11 (other than an Event of Default described in clause (i) of paragraph (g) or described in clause (vi) of paragraph (g) by virtue of the fact that such clause encompasses clause (i) of paragraph (g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

        (b)  If any other Event of Default has occurred and is continuing, the Majority Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

        (c)  If any Event of Default described in paragraph (a) or (b) of Section 11 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

        Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2.    Other Remedies.

        If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3.    Rescission.

        At any time after any Notes have been declared due and payable pursuant to clause (b) or (c) of Section 12.1, the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than the non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4.    No Waivers or Election of Remedies, Expenses, etc.

        No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including without limitation reasonable attorneys' fees, expenses and disbursements.

13.    REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

13.1.    Registration of Notes.

        The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

13.2.    Transfer and Exchange of Notes.

        Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder's attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), within five Business Days thereafter the Company shall execute and deliver, at the Company's expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes or a Note delivered at Closing, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

13.3.    Replacement of Notes.

        Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

          (a)  in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or any other Institutional Investor, such Person's own unsecured agreement of indemnity shall be deemed to be satisfactory), or

          (b)  in the case of mutilation, upon surrender and cancellation thereof,

within five Business Days thereafter the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14.    PAYMENTS ON NOTES.

14.1.    Place of Payment.

        Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of Citibank, N.A. in such jurisdiction. The Company may at any time thereafter, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either a principal office of the Company in the United States or a principal office of a bank or trust company in the United States.

14.2.    Home Office Payment.

        So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below your name in Schedule A, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by you under this Agreement and that has made the same agreement relating to such Note as you have made in this Section 14.2.

15.    EXPENSES, ETC.

15.1.    Transaction Expenses.

        Whether or not the transactions contemplated hereby are consummated, the Company agrees to pay all reasonable costs and expenses (including reasonable attorneys' fees of a special counsel and, if reasonably required, local or other counsel) incurred by you and each Other Purchaser or holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, (b) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information and all subsequent annual and interim filings of documents and financial information related to this Agreement, with the Securities Valuation Office of the National Association of Insurance Commissioners or any successor organization succeeding to the authority thereof and (c) the costs and expenses, including financial advisors' fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Company will pay, and will save you and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those retained by you).

        In furtherance of the foregoing, on the date of the Closing the Company will pay or cause to be paid the reasonable fees and disbursements and other charges (including estimated unposted disbursements and other charges as of the date of the Closing) of your special counsel which are reflected in the statement of such special counsel submitted to the Company at least one Business Day prior to the date of the Closing. The Company will also pay, promptly upon receipt of supplemental statements therefor, reasonable additional fees, if any, and disbursements and other charges of such special counsel in connection with the transactions hereby contemplated (including disbursements and other charges unposted as of the date of the Closing to the extent such disbursements and other charges exceed estimated amounts paid as aforesaid).

15.2.    Survival.

        The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes and the termination of this Agreement.

16.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

        All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

17.    AMENDMENT AND WAIVER.

17.1    Requirements.

        This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Majority Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21, or any defined term (as it is used therein), will be effective as to you unless consented to by you in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate of interest or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.

17.2.    Solicitation of Holders of Notes.

          (a)  Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

          (b)  Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to such holder's consideration of or entering into any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

17.3.    Binding Effect, etc.

        Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term "this Agreement" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

17.4.    Notes held by Company, etc.

        Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

18.    NOTICES.

        All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

            (i)    if to you or your nominee, to you or it at the address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the Company in writing,

            (ii)  if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

            (iii)  if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the Treasurer, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

19.    REPRODUCTION OF DOCUMENTS.

        This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20.    CONFIDENTIAL INFORMATION.

        For the purposes of this Section 20, "Confidential Information" means information delivered to you by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by you as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to you prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by you or any person acting on your behalf, (c) otherwise becomes known to you other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to you under Section 7.1 that are otherwise publicly available. You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you, provided that you may deliver or disclose Confidential Information to (i) your directors, officers, trustees, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes), (ii) your financial advisors and other professional advisors who agree or whose duties require them to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which you sell or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which you offer to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over you, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about your investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to you, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which you are a party or (z) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

21.    SUBSTITUTION OF PURCHASER.

        You shall have the right to substitute any one of your Affiliates as the purchaser of the Notes that you have agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both you and such Affiliate, shall contain such Affiliate's agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, wherever the word "you" is used in this Agreement (other than in this Section 22), such word shall be deemed to refer to such Affiliate in lieu of you. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to you all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word "you" is used in this Agreement, such word shall no longer be deemed to refer to such Affiliate, but shall refer to you, and you shall have all the rights of an original holder of the Notes under this Agreement.

22.    MISCELLANEOUS.

22.1.    Successors and Assigns.

        All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including without limitation any subsequent holder of a Note) whether so expressed or not.

22.2.    Construction.

        Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

22.3.    Jurisdiction and Process.

          (a)  The Company irrevocably submits to the non-exclusive in personam jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement, or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the in personam jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

          (b)  The Company irrevocably consents to process being served in any suit, action or proceeding of the nature referred to in Section 22.3(a) by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to the Company at its address specified in Section 18, or at such other address of which you shall then have been notified pursuant to said Section. The Company agrees that, to the fullest extent permitted by applicable law, such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall be taken and held to be valid personal service upon and personal delivery to the Company. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

          (c)  Nothing in this Section 23.3 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

          (d)  THE COMPANY WAIVES TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE OTHER AGREEMENTS, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

22.4.    Payments Due on Non-Business Days.

        Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirements in Section 8 that notices in respect of prepayments specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount (if any) or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

22.5.    Severability.

        Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the fullest extent permitted by applicable law) not invalidate or render unenforceable such provision in any other jurisdiction.

22.6.    Accounting Terms.

        All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, all computations made pursuant to this Agreement shall be made in accordance with GAAP and all balance sheets and other financial statements with respect thereto shall be prepared in accordance with GAAP. Except as otherwise specifically provided herein, any consolidated financial statement or financial computation shall be done in accordance with GAAP; and, if at the time that any such statement or computation is required to be made the Company shall not have any Subsidiary, such terms shall mean a financial statement or a financial computation, as the case may be, with respect to the Company only.

22.7.    Counterparts.

        This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

22.8.    Governing Law.

        This Agreement and the Notes shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

        If you are in agreement with the foregoing, please sign the form of agreement in the space below provided on a counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

Very truly yours,
IMS HEALTH INCORPORATED
By:	/s/ JACK R. WALSH Title: Treasurer
By:	/s/ ROBERT H. STEINFELD Title: Senior Vice President, General Counsel & Corporate Secretary

The foregoing is hereby agreed to as of the date thereof.

[NAME]
By	Title:

SCHEDULE A

        Schedule A shows the names and addresses of the purchasers under the foregoing Note Purchase Agreement and the Other Agreements referred to in Section 2 thereof and the principal amounts of Notes to be purchased by each.

Name and Address of Purchaser		Principal Amount
METROPOLITAN LIFE INSURANCE COMPANY		$27,500,000
(1)
All payments on account of the Notes shall be made by wire transfer of Federal or other immediately available funds (identifying each payment as "IMS Health Incorporated 4.60% Senior Notes due January , 2008, PPN 449934 A* 9, premium or interest"), to:
JPMorgan Chase Bank New York, New York Account No. 002-2-410591 ABA #021000021 for credit to: Metropolitan Life Insurance Company
(2)	Address for all notices:
Metropolitan Life Insurance Company Investments, Private Placements 10 Park Avenue PO Box 1902 Morristown, NJ 07962-1902 Attention: Director Fax: 973-355-4250
with a copy to:
Chief Counsel—Securities Investments (PRIV) Fax: 973-355-4338
(3)	Tax Identification Number: 13-5581829

Name and Address of Purchaser		Principal Amount
METLIFE INVESTORS INSURANCE COMPANY		$10,000,000
(1)
All payments on account of the Notes shall be made by wire transfer of Federal or other immediately available funds (identifying each payment as "IMS Health Incorporated 4.60% Senior Notes due January , 2008, PPN 449934 A* 9, premium or interest"), to:
JPMorgan Chase Bank New York, New York Account No. 002-2-410591 ABA #021000021 for credit to: MetLife Investors Insurance Company
(2)	Address for all notices:
MetLife Investors Insurance Company c/o Metropolitan Life Insurance Company Investments, Private Placements 10 Park Avenue PO Box 1902 Morristown, NJ 07962-1902 Attention: Director Fax: 973-355-4250
with a copy to:
Chief Counsel—Securities Investments (PRIV) Fax: 973-355-4338
(3)	Tax Identification Number: 43-1236042

Name and Address of Purchaser		Principal Amount
NEW YORK LIFE INSURANCE COMPANY		$15,000,000
(1)	All payments on account of the Notes shall be made by wire or intrabank transfer of immediately available funds prior to 12:00 noon (New York time) on the due date to
JP Morgan Chase Bank New York, New York 10019 ABA No. 021-000-021 for the account of New York Life Insurance Company, General Account No. 008-9-00687
with sufficient information (including issuer, interest rate, maturity, PPN 449934 A* 9 and whether payment is of principal, premium or interest) to identify the source and application of such funds.
(2)	Address for all notices in respect of payments:

New York Life Insurance Company
c/o New York Life Investment Management LLC
51 Madison Avenue
New York, NY 10010-1603
Attn: Financial Management and Operations Group,
Securities Operations, 2nd Floor
Telecopy: (212) 447-4160
(3)	Address for all other communications:

New York Life Insurance Company
c/o New York Life Investment Management LLC
51 Madison Avenue
New York, NY 10010-1603
Attn: Securities Investment Group
Private Finance, 2nd Floor
Telecopy: (212) 447-4122
with a copy of any notice of Default or Event of Default to:
New York Life Insurance Company 51 Madison Avenue New York, NY 10010-1603 Attn: Office of the General Counsel, Investment Section, Room 1104 Telecopy: (212) 576-8340
(4)	Tax Identification Number: 13-5582869

Name and Address of Purchaser		Principal Amount
NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION		$22,000,000
(1)	All payments on account of the Notes shall be made by wire or intrabank transfer of immediately available funds prior to 12:00 noon (New York time) on the due date to
JP Morgan Chase Bank New York, New York 10019 ABA No. 021-000-021 for the account of New York Life Insurance and Annuity Corporation, General Account No. 323-8-47382
with sufficient information (including issuer, interest rate, maturity, PPN 449934 A* 9 and whether payment is of principal, premium or interest) to identify the source and application of such funds.
(2)	Address for all notices in respect of payments:

New York Life Insurance and Annuity Corporation
c/o New York Life Investment Management LLC
51 Madison Avenue
New York, NY 10010-1603
Attn: Financial Management and Operations Group,
Securities Operations, 2nd Floor
Telecopy: (212) 447-4160
(3)	Address for all other communications:

New York Life Insurance and Annuity Corporation
c/o New York Life Investment Management LLC
51 Madison Avenue
New York, NY 10010-1603
Attn: Securities Investment Group
Private Finance, 2nd Floor
Telecopy: (212) 447-4122
with a copy of any notice of Default or Event of Default to:
New York Life Insurance and Annuity Corporation 51 Madison Avenue New York, NY 10010-1603 Attn: Office of the General Counsel, Investment Section, Room 1104 Telecopy: (212) 576-8340
(4)	Tax Identification Number: 13-3044743

Name and Address of Purchaser		Principal Amount
NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION INSTITUTIONALLY OWNED LIFE INSURANCE SEPARATE ACCOUNT		$500,000
(1)	All payments on account of the Notes shall be made by wire or intrabank transfer of immediately available funds prior to 12:00 noon (New York time) on the due date to
JP Morgan Chase Bank New York, New York 10019 ABA No. 021-000-021 Credit: NYLIAC SEPARATE BOLI 3 BROAD FIXED General Account No. 323-8-39002
with sufficient information (including issuer, interest rate, maturity, PPN 449934 A* 9 and whether payment is of principal, premium or interest) to identify the source and application of such funds.
(2)	Address for all notices in respect of payments:

New York Life Insurance and Annuity Corporation Institutionally Owned Life Insurance Separate Account
c/o New York Life Investment Management LLC
51 Madison Avenue
New York, NY 10010-1603
Attn: Financial Management and Operations Group,
Securities Operations, 2nd Floor
Telecopy: (212) 447-4160
(3)	Address for all other communications:

New York Life Insurance and Annuity Corporation
Institutionally Owned Life Insurance Separate Account
c/o New York Life Investment Management LLC
51 Madison Avenue
New York, NY 10010-1603
Attn: Securities Investment Group
Private Finance, 2nd Floor
Telecopy: (212) 447-4122
with a copy of any notice of Default or Event of Default to:

New York Life Insurance and Annuity Corporation
Institutionally Owned Life Insurance Separate Account
51 Madison Avenue
New York, NY 10010-1603
Attn: Office of the General Counsel,
Investment Section, Room 1104
Telecopy: (212) 576-8340
(4)	Tax Identification Number: 13-3044743

Name and Address of Purchaser		Principal Amount
SUNAMERICA LIFE INSURANCE COMPANY (I/N/O OKGBD & CO.)		$22,500,000
(1)	All payments by wire transfer of Federal or other immediately available funds to:
ABA #021-001-033 Bankers Trust Company New York, NY Re: SunAmerica Life Insurance Company A/C: 99-911-145 FFC: A/C 099530 OBI=PPN # and Prin: $ Int: $
with sufficient information to identify the source and application of such funds, including the PPN 449934 A* 9
(2)	Address for all notices in respect of payment:
Deutsche Bank Attn: James Germain 648 Grassmere Business Park, MS 7204 Nashville, TN 37211 Phone: 615-835-2465 Fax: 615-835-2493
(3)	Duplicate payment notices and all other correspondences (including financial reports) to:
AIG Global Investment Corporation Attn: Private Placement Dept, A36-04 PO Box 3247 Houston, TX 77253-3247
with a copy to:
AIG Global Investment Corporation Legal Department-Investment Management 2929 Allen Parkway, Suite A36-01 Houston, TX 77019-2155 Fax: 713-831-2328
(4)	Tax Identification No.: 13-3020293 Tax Identification No. for SunAmerica Life Insurance Company: 52-0502540

Name and Address of Purchaser		Principal Amount
FIRST SUNAMERICA LIFE INSURANCE COMPANY (I/N/O OKGBD & CO.)		$10,000,000
(1)	All payments by wire transfer of Federal or other immediately available funds to:
ABA #021-001-033 Bankers Trust Company New York, NY Re: First SunAmerica Life Insurance Company A/C: 99-911-145 FFC: A/C 099537 OBI=PPN # and Prin: $ Int: $
with sufficient information to identify the source and application of such funds, including the PPN 449934 A* 9
(2)	Address for all notices in respect of payment:
Deutsche Bank Attn: James Germain 648 Grassmere Business Park, MS 7204 Nashville, TN 37211 Phone: 615-835-2465 Fax: 615-835-2493
(3)	Duplicate payment notices and all other correspondences (including financial reports) to:
AIG Global Investment Corporation Attn: Private Placement Dept, A36-04 PO Box 3247 Houston, TX 77253-3247
with a copy to:
AIG Global Investment Corporation Legal Department-Investment Management 2929 Allen Parkway, Suite A36-01 Houston, TX 77019-2155 Fax: 713-831-2328
(4)	Tax Identification No.: 13-3020293 Tax Identification No. for First SunAmerica Life Insurance Company: 06-0992729

Name and Address of Purchaser		Principal Amount
AIG SUNAMERICA LIFE ASSURANCE COMPANY NON-UNITIZED (I/N/O OKGBD & CO.)		$5,000,000
(1)	All payments by wire transfer of Federal or other immediately available funds to:
ABA #021-001-033 Bankers Trust Company New York, NY Re: AIG SunAmerica Life Assurance Company Non-Unitized A/C: 99-911-145 FFC: A/C 099529 OBI=PPN # and Prin: $ Int: $
with sufficient information to identify the source and application of such funds, including the PPN 449934 A* 9
(2)	Address for all notices in respect of payment:
Deutsche Bank Attn: James Germain 648 Grassmere Business Park, MS 7204 Nashville, TN 37211 Phone: 615-835-2465 Fax: 615-835-2493
(3)	Duplicate payment notices and all other correspondences (including financial reports) to:
AIG Global Investment Corporation Attn: Private Placement Dept, A36-04 PO Box 3247 Houston, TX 77253-3247
with a copy to:
AIG Global Investment Corporation Legal Department-Investment Management 2929 Allen Parkway, Suite A36-01 Houston, TX 77019-2155 Fax: 713-831-2328
(4)	Tax Identification No.: 13-3020293 Tax Identification No. for AIG SunAmerica Life Assurance Company Non-Unitized: 86-0198983

Name and Address of Purchaser		Principal Amount
THE TRAVELERS INSURANCE COMPANY (I/N/O TRAL & CO.)		$25,700,000
(1)	All payments on account of the Notes shall be made by wire transfer of federal or other immediately available funds, to:
JPMorgan Chase Bank ABA No. 021000021 for credit to Account No. 910-2-587434 with sufficient information (including interest rate and maturity) to identify the issue to which the payment relates and the source and application of such funds, including the amount of principal, interest and premium and the PPN 449934 A* 9
(2)	All notices with respect to payment:
The Travelers Insurance Company 242 Trumbull Street Hartford, CT 06115-0449 Attn: Investment Group—Cashier fax: 860-277-7941
(3)	All other communications:
The Travelers Insurance Company 242 Trumbull Street Hartford, CT 06115-0449 Attn: Investment Group—Private Placements fax: 860-277-5243
(4)	Tax Identification No.: 06-0566090

Name and Address of Purchaser		Principal Amount
THE TRAVELERS LIFE AND ANNUITY COMPANY (I/N/O TRAL & CO.)		$9,600,000
(1)	All payments on account of the Notes shall be made by wire transfer of federal or other immediately available funds, to:
JPMorgan Chase Bank ABA No. 021000021
for credit to Account No. 910-2-587434

with sufficient information (including interest rate and maturity) to identify the issue to which the payment relates and the source and application of such funds, including the amount of principal, interest and premium and the PPN 449934 A* 9
(2)	All notices with respect to payment:
The Travelers Life and Annuity Company 242 Trumbull Street Hartford, CT 06115-0449 Attn: Investment Group—Cashier fax: 860-277-7941
(3)	All other communications:
The Travelers Life and Annuity Company 242 Trumbull Street Hartford, CT 06115-0449 Attn: Investment Group—Private Placements fax: 860-277-5243
(4)	Tax Identification No.: 06-0904249

Name and Address of Purchaser		Principal Amount
PRIMERICA LIFE INSURANCE COMPANY		$1,900,000
(1)	All payments on account of the Notes shall be made by wire transfer of federal or other immediately available funds, to:
JPMorgan Chase Bank ABA No. 021000021
for credit to Account No. 910-2-587434

with sufficient information (including interest rate and maturity) to identify the issue to which the payment relates and the source and application of such funds, including the amount of principal, interest and premium and the PPN 449934 A* 9
(2)	All notices with respect to payment:
Primerica Life Insurance Company 242 Trumbull Street Hartford, CT 06115-0449 Attn: Investment Group—Cashier fax: 860-277-7941
(3)	All other communications:
Primerica Life Insurance Company 242 Trumbull Street Hartford, CT 06115-0449 Attn: Investment Group—Private Placements fax: 860-277-5243
(4)	Tax Identification No.: 04-1590590

Name and Address of Purchaser		Principal Amount
NATIONAL BENEFIT LIFE INSURANCE COMPANY		$300,000
(1)	All payments on account of the Notes shall be made by wire transfer of federal or other immediately available funds, to:
JPMorgan Chase Bank ABA No. 021000021
for credit to Account No. 910-2-587434

with sufficient information (including interest rate and maturity) to identify the issue to which the payment relates and the source and application of such funds, including the amount of principal, interest and premium and the PPN 449934 A* 9
(2)	All notices with respect to payment:
National Benefit Life Insurance Company 242 Trumbull Street Hartford, CT 06115-0449 Attn: Investment Group—Cashier fax: 860-277-7941
(3)	All other communications:
National Benefit Life Insurance Company 242 Trumbull Street Hartford, CT 06115-0449 Attn: Investment Group—Private Placements fax: 860-277-5243
(4)	Tax Identification No.: 23-1618791

SCHEDULE B

DEFINED TERMS

        As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

        "Affiliate" means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. As used in this definition, "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an "Affiliate" is a reference to an Affiliate of the Company.

        "Business Day" means (a) for the purposes of Section 8.6 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

        "Closing" is defined in Section 3.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

        "Company" is defined in the first paragraph of this Agreement.

        "Confidential Information" is defined in Section 20.

        "Consolidated Total Assets" means as of any particular time all assets of the Company and its Subsidiaries, all as consolidated and determined in accordance with GAAP.

        "Consolidated Total Debt" means as of any particular time and after eliminating inter-company items, all Indebtedness of the Company and its Subsidiaries, all as consolidated and determined in accordance with GAAP, but shall not include Hedging Agreements.

        "Default" means an event or condition the occurrence or existence of which would, with the giving of notice or the lapse of time, or both, become an Event of Default.

        "Default Rate" means that rate per annum of interest that is the greater of (i) 5.60% and (ii) 1% above the rate of interest publicly announced by Citibank, N.A. from time to time at its principal office in New York City as its base or prime rate.

        "Disclosure Documents" is defined in Section 5.3.

        "EBITDA" means for any period the Company and its Subsidiaries' income before income taxes plus (a) Interest Expense, (b) depreciation and amortization expense, (c) income (or minus loss) from discontinued operations and (d) charges for the in-process, research and development related to an acquisition, all as the same are or would be set forth in a consolidated statement of the income of the Company and its Subsidiaries for such period in accordance with GAAP.

        "Environmental Laws" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

        "ERISA Affiliate" means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

        "Event of Default" is defined in Section 11.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

        "Fiscal Quarter" means any quarter of a Fiscal Year.

        "Fiscal Year" means any period of twelve consecutive calendar months ending on December 31.

        "Fixed Charges" means for any period with respect to the Company and its Subsidiaries on a consolidated basis in accordance with GAAP, the sum for such period of (a) Interest Expense plus (b) scheduled principal payments made on Indebtedness classified as "long-term" plus (c) capital expenditures plus (d) additions to computer software; and for such purpose capital expenditures and additions to computer software are items that would appear on a consolidated statement of cash flows for such period.

        "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

        "Governmental Authority" means

  (a)
  the government of

  (i)
  the United States of America or any State or other political subdivision thereof, or

  (ii)
  any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

  (b)
  any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

        "Guaranty" means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including without limitation obligations incurred through an agreement, contingent or otherwise, by such Person:

  (a)
  to purchase such indebtedness or obligation or any property constituting security therefor;

  (b)
  to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

  (c)
  to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

  (d)
  otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

        In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

        "Hazardous Material" means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including without limitation asbestos, urea formaldehyde foam insulation and polycholorinated biphenyls).

        "Hedging Agreements" means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity agreements and other similar agreements or arrangements designed to protect against fluctuations in interest rates, currency values or commodity values.

        "holder" means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

        "Indebtedness" means, as to any Person, at a particular time without duplication,

  (a)
  all indebtedness of such Person for borrowed money or on account of advances made to such Person or for the deferred purchase price of property (excluding accounts payable to trade creditors for goods and services which are incurred in the ordinary course of business and on customary trade terms), in respect of which such Person is liable or evidenced by any bond, debenture, note or other instrument;

  (b)
  indebtedness arising under acceptance facilities and the face amount of all letters of credit issued for the account of such person and, without duplication, all drafts drawn thereunder;

  (c)
  all liabilities secured by any Lien on any property owned by such Person even though it has not assumed or otherwise become liable for the payment thereof;

  (d)
  obligations under leases which have been, or under GAAP are required to be, capitalized;

  (e)
  all indebtedness of others with respect to which such Person has provided a Guaranty or otherwise has agreed to become directly or indirectly liable; and

  (f)
  all obligations under Hedging Agreements.

        "Institutional Investor" means (a) any original purchaser of a Note, (b) any holder of a Note holding more than 1% of the aggregate principal amount of the Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any mutual fund, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

        "Interest Expense" means for any period the total interest expense of the Company and its Subsidiaries determined, as the same would be set forth in a consolidated statement of income of the Company and its Subsidiaries for such period prepared in accordance with GAAP.

        "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financial lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing).

        "Majority Holders" means, at any time, the holders of at least a majority of the unpaid principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

        "Make-Whole Amount" is defined in Section 8.7.

        "Material" means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

        "Material Adverse Effect" means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement and the Notes or (c) the validity or enforceability of this Agreement or the Notes.

        "Material Subsidiary" means, at any time during a Fiscal Quarter, any Subsidiary that is a member of the Material Subsidiary Group; and "Material Subsidiary Group" means one or more Subsidiaries that, in the aggregate with the Company,

  (g)
  accounted for at least 85% of consolidated revenues of the Company and its Subsidiaries for the Fiscal Quarter ending immediately preceding the date as of which any such determination is made, and

  (h)
  have assets which represent at least 85% of Consolidated Total Assets as of the last day of the Fiscal Quarter ending immediately preceding the date as of which any such determination is made,

all of which, with respect to clauses (a) and (b) shall be as reflected on the consolidated financial statements of the Company and its Subsidiaries for such preceding Fiscal Quarter, or as of the last day of such Fiscal Quarter, in respect of such Fiscal Quarter, provided that the Material Subsidiary Group shall in any event include each Subsidiary that accounted for at least 5% of consolidated revenues of the Company and its Subsidiaries or at least 5% of Consolidated Total Assets, in each case determined as aforesaid. The determination of the Subsidiary or Subsidiaries comprising the Material Subsidiary Group as of any date shall be made on the basis of a group consisting of the smallest number of Subsidiaries necessary to comprise the Material Subsidiary Group.

        "Memorandum" is defined in Section 5.3.

        "Multiemployer Plan" means any Plan that is a "multiemployer plan" (as such term is defined in section 4001(a)(3) of ERISA).

        "Notes" is defined in Section 1.

        "Officer's Certificate" means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

        "Other Agreements" is defined in Section 2.

        "Other Purchasers" is defined in Section 2.

        "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

        "Person" or "person" means an individual, partnership, corporation, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, or a government or agency or political subdivision thereof.

        "Plan" means an "employee benefit plan" (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

        "Preferred Stock" means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.

        "property" or "properties" means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, inchoate or otherwise.

        "QPAM Exemption" means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

        "Required Holders" means, at any time, the holders of at least 66 2/3% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

        "Responsible Officer" means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the subject matter of the relevant portion of this Agreement.

        "Sale" means any sale, transfer, assignment, lease, conveyance, exchange, swap or other disposition.

        "Securities Act" means the Securities Act of 1933, as amended from time to time.

        "Senior Financial Officer" means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

        "Subsidiary" means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Company.

        "Wholly-Owned Subsidiary" or "Wholly-Owned Material Subsidiary" means, at any time, any Subsidiary or Material Subsidiary all of the equity interests (except directors' qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company's other Wholly-Owned Subsidiaries at such time.

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IMS HEALTH INCORPORATED 1499 Post Road Fairfield, CT Telephone: 203-319-4700 4.60% Senior Notes due 2008
DEFINED TERMS